United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Hannon Armstrong Sustainable Infrastructure

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2016

To the Stockholders of Hannon Armstrong Sustainable Infrastructure Capital, Inc.:

The 2016 annual meeting of stockholders (the “Annual Meeting”) of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company”), will be held at the Westin (Annapolis) Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on June 7, 2016, at 9:30 am, Eastern Time, to consider and vote on the following matters:

(1)	The election of six directors to serve on the Company’s board of directors until the Company’s 2017 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(3)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 13, 2016 (the “Record Date”). The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the Annual Meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2017 annual meeting of stockholders and until their respective successors are duly elected and qualify and FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

By Order of the Board,

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel
President and Chief Executive Officer

Annapolis, Maryland

April 15, 2016

Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held June 7, 2016. The Proxy Statement and our 2015 Annual Report on Form 10-K are available at: http://investors.hannonarmstrong.com

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2016

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), for use at the Company’s 2016 annual meeting of stockholders (the “Annual Meeting”) to be held at the Westin (Annapolis) Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on June 7, 2016, at 9:30 am, Eastern Time, or at any postponements or adjournments thereof.

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, (the “Notice”) to our stockholders of record as of April 13, 2016. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly. It also lowers our costs of printing and delivering these materials and reduces the environmental impact of our Annual Meeting. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the Annual Meeting.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, the Notice was sent directly to you and, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a brokerage firm, bank, broker-dealer or other intermediary, the Notice was forwarded to you by such intermediary and you must follow the instructions provided by such intermediary regarding how to instruct such intermediary to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to our secretary at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Boulevard, Suite 370, Annapolis, MD 21401, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, to serve on our board of directors until our 2017 annual meeting of stockholders and until their successors are duly elected and qualify and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being made available to stockholders on or about April 15, 2016.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report on Form 10-K for the year ended December 31, 2015.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on April 13, 2016 (the “Record Date”) with respect to (i) the election of six directors to serve on our board of directors until our 2017 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and (iii) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a brokerage firm, bank, broker-dealer or other intermediary) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the “NYSE”), the only item to be acted upon at the Annual Meeting with respect to which such nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Therefore, if you hold your shares in street name and do not give the nominee specific voting instructions on the election of directors, your shares will not be voted on this item, and a broker non-vote will occur. Broker non-votes and abstentions will have no effect on the voting results for any of the proposals.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting and (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal. The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of April 15, 2016, we had issued and outstanding 38,896,399 shares of Common Stock (which includes shares of unvested restricted common stock).

EXPLANATORY NOTE

We completed our initial public offering of our shares of Common Stock (the “IPO”) on April 23, 2013. Concurrently, Hannon Armstrong Capital, LLC (the “Predecessor”), the entity that operated the historical business prior to the consummation of the IPO, became our subsidiary. We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers (“NEOs”) or the frequency with which such votes must be conducted. We expect to remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period.

1. ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of six directors: Jeffrey W. Eckel, Teresa M. Brenner, Mark J. Cirilli, Charles M. O’Neil, Richard J. Osborne and Steven G. Osgood. In accordance with our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

On April 7, 2016, Jackalyne Pfannenstiel resigned from our board of directors and her roles as Chairperson of the Nominating and Corporate Governance Committee and member of the Compensation Committee. Ms. Pfannenstiel’s resignation was not due to any disagreement with our Company or any matter relating to our operations, policies or practices, and our board of directors thanks her for her service. Our board of directors elected Teresa Brenner to replace Ms. Pfannenstiel as an independent director on our board of directors effective April 7, 2016. Additionally, our board of directors appointed Ms. Brenner to serve as Chairperson of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board as a whole. The procedures and considerations of the Nominating and Corporate Governance Committee in recommending qualified director candidates are described below under “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Information Regarding the Nominees for Election as Directors.”

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), each of our current directors, Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Ms. Brenner have been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2017 annual meeting of stockholders and until their respective successors are duly elected and qualify. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Eckel, Cirilli, O’Neil, Osborne, and Osgood and Ms. Brenner as directors, unless otherwise instructed. If the candidacy of Messrs. Eckel, Cirilli, O’Neil, Osborne, or Osgood and Ms. Brenner should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, any of Messrs. Eckel, Cirilli, O’Neil, Osborne, or Osgood and Ms. Brenner will be unable or unwilling to serve a director.

Information Regarding the Nominees for Election as Directors

The following information is furnished as of April 15, 2016 regarding the nominees for re-election as directors.

Jeffrey W. Eckel, 57, is one of our directors and was with the Predecessor as president and chief executive officer since 2000 and prior to that from 1985 to 1989 as a senior vice president. He serves as our president, chief executive officer, and chairman of our board of directors. He previously held senior executive positions such as chief executive officer of EnergyWorks, LLC and Wärtsilä Power Development. Mr. Eckel is a member of the board of directors of HA EnergySource Holdings LLC (“HA EnergySource”). In 2014, he was elected to the board of directors of the Alliance To Save Energy. He also was appointed by the governor of Maryland to the board of the Maryland Clean Energy Center in 2011 and served as its chairman from 2012 to 2014. He has served as a member of the Johns Hopkins Environmental, Energy, Sustainability and Health Institute’s advisory council since 2013. Mr. Eckel has over 30 years of experience in financing, owning and operating infrastructure and energy assets. Mr. Eckel received a Bachelor of Arts degree from Miami University in 1980 and a Master of Public Administration degree from Syracuse University, Maxwell School of Citizenship and Public Affairs, in 1981. He holds Series 24, 63 and 79 securities licenses. We believe Mr. Eckel’s extensive experience in managing companies operating in the energy sector and expertise in financing energy assets make him qualified to serve as our president and chief executive officer and as chairman of our board of directors.

Teresa M. Brenner, 52, has served as one of our independent directors since April 7, 2016. Ms. Brenner retired from Bank of America Corporation in 2012, where she had served in a variety of roles for approximately 20 years, including most recently as a Managing Director and Associate General Counsel. Ms. Brenner served on the Board of Directors of Residential Capital, LLC from March 2013 to December 2013, during its restructuring and through the confirmation of its bankruptcy proceeding. Ms. Brenner has also held a variety of philanthropic roles, having served as a trustee of Temple Israel from 2012 to 2014 and as a director for Right Moves for Youth from 2006 to 2013, including as its chairperson from 2010 to 2012. Ms. Brenner received a Bachelor of Arts degree from Alma College in 1984 and a Juris Doctorate from Wake Forest University School of Law in 1987. We believe Ms. Brenner’s extensive experience in corporate governance, law and finance makes her qualified to serve as a member of our board of directors.

Mark J. Cirilli, 44, has served as one of our independent directors since the closing of our IPO in April 2013 and served as a director of the Predecessor from 2007 until our IPO in 2013. Mr. Cirilli has been a managing director of MissionPoint Capital Partners, LLC (“MissionPoint”), a private equity firm he co-founded that specializes in clean energy, since 2006. MissionPoint was the majority investor of the Predecessor from 2007 until the IPO. Mr. Cirilli serves on MissionPoint’s Investment Committee and is a member of the board of directors for HA EnergySource, RE Community Holdings, LP, MPH Energy Holdings LP, Just Greens LLC, and is a board observer for OptiRTC Holdings LLC, all of which are MissionPoint’s portfolio companies, Voltaix Inc. prior to its sale in September of 2013, Amonix, Inc. prior to resigning in August of 2013 and APX, Inc (formerly NYSE Blue, Inc) prior to its sale in August 2015. Additionally, Mr. Cirilli is on the investment advisory committee for Bigelow Tea and served on the board of directors of the state of Connecticut’s Clean Energy Finance and Investment Authority from September 2011 to April 2012. Prior to forming MissionPoint, Mr. Cirilli served as chief investment officer of Marshall Street Management, LLC, a private investment firm, and was the founder and managing member of MSM Capital Partners, LLC, where he developed and executed the firm’s investment strategy in clean technology and environmental finance sectors. Mr. Cirilli also worked at Coopers & Lybrand’s Financial Advisory Services Group, where he provided due diligence and transactions services support to Fortune 500 Companies’ mergers and acquisitions activities. Mr. Cirilli received a Bachelor of Arts degree in Accounting from Fordham University in 1994 and a Masters in Business Administration from Columbia University in 2002. We believe Mr. Cirilli’s extensive experience in investment management, corporate finance, accounting and business operations makes him qualified to serve as a member of our board of directors.

Charles M. O’Neil, 63, has served as one of our independent directors since the closing of our IPO in April 2013. Mr. O’Neil retired from ING Capital, LLC, at the end of 2015, where he served in a variety of executive and management roles including as President, Chief Executive Officer and Chairmen of the Board of ING Capital, LLC and Head of Structured Finance, Americas, the largest operating unit of ING Capital. Prior to joining ING Capital, Mr. O’Neil worked at Swiss Bank Corporation, serving as executive director and regional head of Project Finance Americas. Mr. O’Neil received a Bachelor of Science degree in Finance from The Pennsylvania State University in 1974 and a Master in Business Administration degree in International Finance from Fordham University in 1978. We believe Mr. O’Neil’s experience of over 35 years in structured and project finance focusing on energy related projects makes him qualified to serve as a member of our board of directors.

Richard J. Osborne, 65, has served as one of our independent directors since the closing of our IPO in April 2013 and has served as our Lead Independent Director since April 2014. Mr. Osborne retired from Duke Energy Corporation in 2006, having served in a variety of executive roles including chief financial officer, chief risk officer, treasurer and group vice president for Public & Regulatory Affairs during his 31 years with the organization. Mr. Osborne also served as a director of Duke Energy Field Services, a joint venture between Duke Energy Corporation and ConocoPhillips, and as a director of TEPPCO Partners, LP, a master limited partnership managing mid-stream energy assets. He also chaired the Finance Divisions of the Southeastern Electric Exchange and Edison Electric Institute, and was a founding board member of the Committee of Chief Risk Officers. Subsequent to leaving Duke Energy, Mr. Osborne has executed consulting assignments for clients in, or serving, the energy industry. Mr. Osborne presently serves on the boards of Johnson C. Smith University, the Jewish Federation of Greater Charlotte, Charlotte Ballet, the Penland School of Crafts and the Charlotte Symphony Orchestra. Mr. Osborne received a Bachelor of Arts degree in History and Economics from Tufts University in 1973 and a Master of Business Administration from the University of North Carolina at Chapel Hill in 1975. We believe that Mr. Osborne’s over 35 years of experience in energy sector finance makes him qualified to serve as a member of our board of directors.

Steven G. Osgood, 59, has served as one of our independent directors since January 2015. Mr. Osgood has served as the chief executive officer of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on self-storage and single-tenant properties since 2008. Mr. Osgood is also a trustee for National Storage Affiliates Trust, a real estate investment trust (“REIT”) focused on the ownership of self-storage properties, since its public offering in April 2015. From 2007 to 2008, Mr. Osgood served as chief financial officer of DuPont Fabros Technology, Inc., a Washington, DC based REIT that owns, operates and develops data center properties. From 2006 to 2007, he also previously served as chief financial officer of Global Signal, Inc., a wireless tower REIT, that was acquired by Crown Castle International Corp. in 2007. Prior to Global Signal, Mr. Osgood served as president and chief financial officer of U-Store-It Trust (now named CubeSmart), a Cleveland based self-storage REIT from the company’s initial public offering in 2004 to 2006. Mr. Osgood served as chief financial officer of the Amsdell Companies, the predecessor of U-Store-It, from 1993 until 2004. Mr. Osgood is a former Certified Public Accountant and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982. He graduated from Miami University with a Bachelor of Science degree in 1978 and graduated from the University of San Diego with a Masters in Business Administration in 1987. Mr. Osgood also serves on the National Board of the Alzheimer’s Association. We believe that Mr. Osgood’s REIT experience and over 20 years of experience in corporate finance make him qualified to serve as a member of our board of directors.

Our board of directors recommends a vote FOR the election of Messrs. Cirilli, Eckel, O’Neil, Osborne, and Osgood and Ms. Brenner as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Cirilli, Eckel, O’Neil, Osborne, and Osgood and Ms. Brenner, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

We have a majority vote policy for the election of directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. Our Nominating and Corporate Governance Committee is required to promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. Our board of directors is required to take action with respect to this recommendation. Any director who tenders his or her resignation to our board of directors will not participate in the committee’s consideration or board action regarding whether to accept such tendered resignation. The policy is more fully described below under the “Corporate Governance—Corporate Governance Guidelines—Majority Vote Policy” section of this Proxy Statement.

In accordance with our Charter and Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

There is no familial relationship, as defined under the SEC regulations, among any of directors or executive officers. See “Corporate Governance—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

Ernst & Young LLP has audited our consolidated financial statements for the years ended December 31, 2015, 2014 and 2013 and previously audited the financial statements of the Predecessor for more than 20 years and has also provided certain tax and other services to us and to the Predecessor.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for 2015 and 2014.

	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
	(in $000’s)
Audit Fees(1)	$1,045	$882
Audit-Related Fees(1)	240	126
Tax Fees(2)	120	177
All Other Fees	—	—

Total	$1,405	$1,185

(1)	Audit Fees include fees and expenses related to the annual audit of the Company and its subsidiaries, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q and for services associated with our public offerings, including review of the registration statement and related issuances of comfort letters and consents and other services related to SEC matters. Audit-Related Fees include fees and expenses related to agreed upon procedures performed on certain of our securitization transactions as well as fees related to services on our business combinations.
(2)	Tax Fees include $120 and $109 in 2015 and 2014, respectively relating to tax compliance and preparation services. Also included is $42 in 2014 relating to tax consulting regarding the establishment of our REIT structure and $26 relating to tax consulting on our business combinations in 2014.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the external auditors and evaluate the effect thereof on the independence of the external auditors. The chair of the committee is authorized to pre-approve any audit or non-audit service on behalf of the committee up to an amount of $50,000, with such decisions presented to the full committee at its next meeting.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of directors intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. For the period from January 1, 2015 through December 31, 2015, our board of directors held nine meetings. All of our directors attended 100% of the meetings of our board of directors and of the committees of our board of directors on which they served during this period, either in person or telephonically. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

Audit Committee

Steven Osgood (Chair), Charles O’Neil and Richard Osborne are the current members of the Audit Committee. Mr. Osborne previously served as the Chair of the Audit Committee until April 7, 2016. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of our directors’ respective backgrounds and experience), that Mr. Osborne and Mr. Osgood each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards.

The Audit Committee is responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

The Audit Committee met seven times during 2015. These meetings were designed, among other things, to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our interim financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements.

The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Compensation Committee

Mark Cirilli (Chair) and Charles O’Neil are the current members of the Compensation Committee. Jackalyne Pfannenstiel was a member of the Compensation Committee until her resignation from the board of directors on April 7, 2016. Our board of directors has determined that each of the members of the Compensation Committee is independent as required by the NYSE listing standards, SEC rules, the Guidelines, the Independence Standards (as defined below) and the written charter of the Compensation Committee. The Compensation Committee, which met five times during 2015, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.hannonarmstrong.com.

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) a compensation consulting firm, to provide advice regarding the executive compensation program for our senior management team. Cook & Co. reports directly to the Compensation Committee and has not performed and does not currently provide any other services to management or us. The Compensation Committee has requested that Cook & Co. provide analysis and recommendations regarding (1) base salaries, annual bonuses and long-term incentive compensation for our executive management team, and (2) the director compensation program for independent members of our board of directors.

Nominating and Corporate Governance Committee

Teresa Brenner (Chair) and Mark Cirilli are the current members of the Nominating and Corporate Governance Committee. Jackalyne Pfannenstiel was the Chair of the Nominating and Corporate Governance Committee until her resignation from the board of directors on April 7, 2016 when she was replaced in that role by Teresa Brenner who joined our board of directors on that date. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards (as defined below) and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met five times during 2015, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers and, if necessary, a lead independent director. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. The committee also monitors our Company’s commitment to environmental sustainability and reviews the Company’s director and officer insurance plans. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors.

The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.hannonarmstrong.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for the fiscal year ending December 31, 2015:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

Representatives of Ernst & Young LLP were in attendance at audit committee meetings on at least a quarterly basis. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (the “PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, which included a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their audit.

The Audit Committee also discussed with Ernst & Young LLP their independence from us. Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Ernst & Young LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2015 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and is presenting this selection to our stockholders for ratification.

Steven G. Osgood

Charles O’Neil

Richard Osborne

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

A director who is also an employee of our Company is referred to as an executive director. Executive directors do not receive compensation for serving on our board of directors. We pay directors’ fees only to those directors who are independent under the NYSE listing standards. We have approved and implemented a compensation program for our independent directors that consists of annual cash retainer fee and long-term equity awards. We also reimburse each of our independent directors for his or her expenses incurred in connection with his or her board responsibilities. The following table summarizes the annual compensation received by our independent directors for 2015.

Summary Compensation Table

Name and Address	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)	Total
Teresa M. Brenner(2)	$0	$0	$0
Mark J. Cirilli	$65,000	$64,236	$129,236
Charles M. O’Neil	$50,000	$64,236	$114,236
Richard J. Osborne	$65,000	$64,236	$129,236
Steven G. Osgood	$37,500	$112,838	$150,338
Jackalyne Pfannenstiel	$60,000	$64,236	$124,236

(1)	Each of the 2015 independent directors were granted 3,514 shares of restricted common stock in 2015 valued at $18.28 per share, the closing price of our common stock on the NYSE at the date of grant. The shares vested on December 31, 2015. As of December 31, 2015, after giving effect to the vesting, each of Messrs. Cirilli, O’Neil, and Osborne, and Ms. Pfannenstiel had 5,421 shares of remaining unvested restricted common stock outstanding. Mr. Osgood, who joined the board in January 2015, had 3,479 shares of remaining unvested restricted common stock outstanding.
(2)	Ms. Brenner joined the board on April 7, 2016 and thus did not receive any compensation for 2015.

In 2015, each of our independent directors was entitled to receive a cash retainer of $50,000 per annum paid quarterly in arrears as well as the annual grants of stock discussed above. Chairs of our Audit and Compensation Committees received an additional $15,000 annually, and the Chair of the Nominating and Corporate Governance Committee received an additional $10,000 annually. These fees were paid quarterly in arrears.

Effective April 2016, based on the recommendation of the compensation consultant, Cook & Co, following a review of comparable companies, the cash retainer was increased to $65,000 per director and the fee paid to the Chair of our Audit Committee increased to $20,000 annually. In addition, a $25,000 fee was initiated for the Lead Independent Director and the other chair fees remained the same. For 2016, the board targeted the annual stock grant to be $65,000 and awarded each independent director 3,461 shares of restricted common stock valued at $18.78 per share, the closing price of our common stock on the NYSE at the date of grant. In addition to being eligible to receive the cash retainer as described above, upon joining the board on April 7, 2016, Ms. Brenner was awarded 3,533 shares of restricted common stock valued at $18.40 per share, the closing price of our common stock on the NYSE at the date of grant. The 2016 independent director awards vest on March 5, 2018.

In April 2016, in appreciation for Ms. Pfannenstiel’s service, the board waived the vesting on 4,510 shares of Ms. Pfannenstiel’s unvested common stock and she forfeited 4,372 shares of unvested restricted common stock.

CORPORATE GOVERNANCE AND SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our board of directors is not staggered, with each of our directors subject to re-election annually;

•	our board of directors has determined that five of our six directors are independent for purposes of the New York Stock Exchange (“NYSE”) corporate governance listing standards and Rule 10A-3 under the Exchange Act;

•	two of our directors qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”);

•	we have opted out of the control share acquisition statute in the Maryland General Corporations Law (the “MGCL”) and have exempted from the business combinations statute in the MGCL transactions that are approved by our board of directors; and

•	we do not have a stockholder rights plan.

Our culture is focused on hiring and retaining highly talented employees and empowering them to create value for our shareholders. We believe in a diverse workforce and encourage employees to understand why sustainability matters in investing. We providing competitive benefits that help our employees and their families be healthy and design compelling job opportunities aligned with our mission in an energizing work environment. We believe deeply in paying for performance. Therefore, employees receive a portion of their compensation in the form of stock grants tied to performance.

In order to foster the highest standards of ethics and conduct in all business relationships, we have adopted a Code of Business Conduct and Ethics policy. This policy, which covers a wide range of business practices and procedures, applies to our officers, directors, employees and independent contractors. In addition, we have implemented Whistleblowing Procedures for Accounting and Auditing Matters (the “Whistleblower Policy”) that sets forth procedures by which any Covered Persons (as defined in the Whistleblower Policy) may raise, on a confidential basis, concerns regarding, among other things, any questionable or unethical accounting, internal accounting controls or auditing matters and any potential violations of the Code of Business Conduct and Ethics with our Audit Committee or our General Counsel.

We have adopted a Statement of Corporate Policy Regarding Equity Transactions that governs the process to be followed in the purchase or sale of our securities by any of our directors, officers, employees and consultants and prohibits any such persons from buying or selling our securities on the basis of material nonpublic information.

Role of the Board and Risk Oversight

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations which are managed by our senior management team. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the chairman of our board of directors, president and chief executive officer and other executive officers.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from management concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Management regularly reports to our board of directors on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable REIT and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with management in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of management. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this section under “Corporate Governance—Director Independence.” The independent directors, led by Mr. Osborne, our Lead Independent Director, meet separately from management on at least a quarterly basis and are active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of executive officers and the selection and evaluation of directors. Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting.

Mr. Osborne, our Lead Independent Director, works with the chairman of our board of directors to establish the agenda for regular meetings of our board of directors, serves as chair of regular meetings of our board of directors when our chairman is absent, presides at executive sessions, serves as a liaison between our chairman and chief executive officer and our independent directors, and encourages dialogue between our independent directors and management. He also establishes the agenda for meetings of our independent directors and performs such other duties as our board of directors may establish or delegate.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors’ level and independent oversight of both our board of directors and management. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors and executive officers. The Code of Conduct was designed to assist directors and executive officers in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties to directors and officers, outside financial interests of directors and officers that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans to directors and officers. The Code of Conduct is available for viewing on our website at www.hannonarmstrong.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.hannonarmstrong.com. We will also provide the Guidelines, free of charge, to stockholders who request it. Requests should be directed to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.

Majority Vote Policy

The Guidelines provide for a majority vote policy for the election of directors. Pursuant to this policy, in any uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include the stated reasons, if any, why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of the director, the director’s past and expected future contributions to our Company, the composition of our board of directors, and such other information and factors as members of the Nominating and Corporate Governance Committee shall determine are relevant.

Our board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the stockholder vote. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or board action regarding whether to accept such tendered resignation.

We will promptly disclose our board of director’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a press release, a filing with the SEC or in another broadly disseminated means of communication.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Maryland General Corporations Law, our board of directors has adopted certain independence standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.hannonarmstrong.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that five of our six current directors—Teresa M. Brenner, Mark J. Cirilli, Charles M. O’Neil, Richard J. Osborne and Steven G. Osgood—qualify as independent directors under the NYSE listing standards and the Independence Standards.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment, be committed to representing the long-term interests of our Company and our stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

The Nominating and Corporate Governance Committee evaluates the skill sets required for service on our board of directors and has developed a list of potential director candidates. If it is determined there is the need for additional or replacement board members, the Nominating and Corporate Governance Committee will assess potential director candidates included on the list as well as other appropriate potential director candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the chairman of our board of directors and our chief executive officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in connection with our first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2017 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 16, 2016, but in no event earlier than November 16, 2016. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with our Annual Meeting and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board of Directors

Our board of directors has approved a process to enable communications with the independent members of the board of directors or the chair of any of the committees of the board of directors. Communications by email should be sent to generalcounsel@hannonarmstrong.com. Communications by regular mail should be sent to the attention of Steven L. Chuslo, our general counsel, executive vice president and secretary, at our office at 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401. Each communication received will be reviewed to determine whether the communication requires immediate action. All appropriate communications received, or a summary of such communications, will be sent to the appropriate member(s) of our board of directors. However, we reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our secretary, or his or her delegate, has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

In addition, any of our stockholders and any other person may make a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, 1906 Towne Centre Blvd, Suite 370, Annapolis, MD 21401.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by Mr. Osborne, our Lead Independent Director.

Environmental Impact

We believe that sound investing practices should include analysis of the environmental benefit of the proposed investment. It is our practice to invest in projects that increase energy efficiency, provide cleaner energy, positively impact the environment, or make more efficient use of natural resources. As such, we evaluate the environmental impact of proposed investment as part of our investment process.

We define sustainability as positively impacting the environment while being neutral or reducing greenhouse gas (“GHG”) emissions. In addition to GHG emissions, projects are screened for other environmental benefits, such as water use reduction. The quantification of environmental benefits is part of our investment screening process. This commitment helps us continue to reduce GHG emissions through our investments in clean energy projects, as evidenced by the 651,000 metric tons of GHG emissions estimated to be reduced annually as a result of our 2015 investments.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our named executive officers and their ages as of April 15, 2016 are as follows:

Name	Age
Jeffrey W. Eckel	57
J. Brendan Herron	55
Nathaniel J. Rose	38
Steven L. Chuslo	58
Daniel K. McMahon	44
M. Rhem Wooten Jr.	56

Biographical information with respect to Mr. Eckel is set forth above under “Election of Directors—Information Regarding the Nominees for Election as Directors.”

J. Brendan Herron, 55, has served in a variety of roles at the Predecessor and its affiliates from 1994 to 2005, has been a senior vice president from 2011 to 2013 and serves as an executive vice president and our chief financial officer. Mr. Herron has over 20 years of experience in structuring, executing and operating infrastructure and technology investments. From 2006 to 2011, Mr. Herron was the vice president of Corporate Development & Strategy for Current Group, LLC, a provider of smart grid technology to electric utilities. He formerly served on the U.S. Commerce Secretary’s Renewable Energy and Energy Efficiency Advisory Committee and is presently a member of the Board of Trustees of Calvert Hall College High School (Baltimore, MD). Mr. Herron received a Bachelor of Science degree in accounting and computer science from Loyola University Maryland in 1982 and a Master of Business Administration degree from Loyola University Maryland in 1987 and has passed the CPA and CMA examinations.

Nathaniel J. Rose, CFA, 38, has been with the Predecessor since 2000, in a variety of roles, most recently as a senior vice president since 2007, and has served us as an executive vice president and chief operating officer since 2015. He has been involved with a vast majority of our transactions since 2000. He earned a joint Bachelor of Science and Bachelor of Arts degree from the University of Richmond in 2000, a Master of Business Administration degree from the Darden School of Business Administration at the University of Virginia in 2009, is a Chartered Financial Analyst, or CFA, charter holder and has passed the CPA examination. He holds a Series 63 and 79 securities licenses.

Steven L. Chuslo, 58, has been with the Predecessor as general counsel since 2008 and serves in that role and as an executive vice president. Mr. Chuslo is responsible for all internal governance matters and is actively involved in structuring, developing, negotiating and closing transactions. He has more than 25 years of experience in the fields of securities, commercial finance and energy development, U.S. federal regulation and project finance. From 2006 to 2008, Mr. Chuslo was the senior legal and finance advisor to the Assistant Secretary of the U.S. Department of Energy Office of Energy Efficiency and Renewable Energy. Prior to this, he worked as a legal consultant to the office of the general counsel for AOL, Inc. from 2004 to 2006. He was General Counsel to EnergyWorks, LLC, from 1996 to 2001. Mr. Chuslo was an associate attorney for Chadbourne & Parke, LLP from 1994 to 1995, practicing in the power project finance group and earlier with Davis Polk & Wardwell LLP from 1990 to 1994, practicing in the corporate finance group. Mr. Chuslo received a Bachelor of Arts degree in History from the University of Massachusetts/Amherst in 1982 and a Juris Doctorate from the Georgetown University Law Center in 1990.

Daniel K. McMahon, CFA, 44, has been with the Predecessor since 2000 in a variety of roles, most recently as a senior vice president since 2007 and has served us as an executive vice president since 2015. Mr. McMahon responsibilities include originating and executing transactions with our government and institutional customers and sourcing capital markets transactions. He has played a role in analyzing, negotiating and structuring several billion dollars of transactions. Mr. McMahon previously worked with T. Rowe Price from 1997 to 2000. Mr. McMahon received his Bachelor of Arts degree from the University of California, San Diego in 1993, and is a CFA charter holder. He holds Series 24, 63 and 79 securities licenses.

M. Rhem Wooten Jr., 56, has been with the Predecessor as a managing director since October 2010 and serves as an executive vice president. Mr. Wooten has worked in the energy industry for more than 30 years, and has extensive experience in project development, commodity trading/risk management and project finance. Mr. Wooten previously held a number of senior management positions, including serving as President of Duke Energy Corporation’s domestic and international independent power production affiliates from 1988 to 1996, as Managing Director, origination and operations of Duke/Louis Dreyfus from 1996-1997, chief executive officer of Merchant Energy Group of the Americas (MEGA) from 1997 to 2000, as president and chief executive officer of Pradium, Inc. from 2000 to 2001 and as president of Allied Syngas Corporation from 2004 to 2010. Mr. Wooten received a Bachelor of Science degree in Business Administration from the University of North Carolina-Chapel Hill in 1981. He holds Series 63 and 79 securities licenses.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following provides compensation information pursuant to the scaled disclosure rules applicable to emerging growth companies under SEC rules and the JOBS Act. This discussion provides information concerning the compensation paid to our “principal executive officer,” and our next five most highly compensated executive officers during the years ended December 31, 2015, 2014 and 2013 (including compensation paid by our Predecessor). We refer to these individuals as our “named executive officers” or “NEOs.”

Compensation Policies and Practices and Risk Management

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs align the interests of our directors and officers with our interests and those of our stockholders and whether such programs encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and, consequently, we do not see them as encouraging risk taking. Executive officers are also eligible to receive a portion of their total compensation in the form of annual cash bonus awards. While the annual cash bonus awards focus on achievement of annual goals and could encourage the taking of short-term risks at the expense of long-term results, our annual cash bonus awards represent only a portion of eligible employees’ total compensation and are tied to corporate performance measures and, for certain of our executive officers, individual performance goals, all of which are at the discretion of our Compensation Committee. We believe that the annual cash bonus awards appropriately align the interests of our officers with our interests and those of our stockholders and balance risk with the desire to focus eligible employees on specific goals important to our success and do not encourage unnecessary or excessive risk taking.

We also provide our NEOs and other members of senior management long-term equity awards to help further align their interests with our interests and those of our stockholders. We believe that these awards do not encourage unnecessary or excessive risk taking, since the awards are generally provided at the beginning of an employee’s tenure or at various intervals to award achievements (including as part of the annual bonus) or provide additional incentive to build long-term value and are generally subject to vesting schedules to help ensure that executives and members of senior management have significant value tied to our long-term corporate success and performance.

We believe our compensation philosophy and programs encourage employees to strive to achieve both short- and long-term goals that are important to our success and in building stockholder value, without promoting unnecessary or excessive risk taking. We review our compensation policies and practices periodically to determine whether such policies and practices are appropriate in light of our risk management objectives.

The following table summarizes the annual compensation received by our NEOs in the years ended December 31, 2015, 2014 and 2013, including amounts paid by our Predecessor.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Jeffrey W. Eckel, Director, President and Chief Executive Officer	2015	$528,000	—	$4,084,968	$21,381	$4,634,349
	2014	$495,000	—	$2,531,838	$18,581	$3,045,419
	2013	$434,583	—	$3,319,050	$18,431	$3,772,064

J. Brendan Herron, Executive Vice President and Chief Financial Officer	2015	$318,333	—	$1,123,741	$13,250	$1,455,324
	2014	$295,000	—	$835,900	$10,400	$1,141,300
	2013	$276,250	$25,000	$728,575	$10,200	$1,040,025

Nathaniel J. Rose, Executive Vice President and Chief Operating Officer	2015	$293,333	—	$841,109	$13,250	$1,147,692
	2014	$275,000	—	$634,957	$10,400	$920,357
	2013	$243,750	$17,020	$546,425	$10,200	$817,395

Steven L. Chuslo, Executive Vice President and General Counsel	2015	$320,000	—	$941,389	$13,250	$1,274,639
	2014	$300,000	—	$701,698	$10,400	$1,012,098
	2013	$300,000	$13,997	$546,425	$10,200	$870,622

Daniel K. McMahon, Executive Vice President	2015	$288,000	—	$835,667	$13,250	$1,136,917
	2014	$270,000	—	$630,983	$10,400	$911,383
	2013	$240,834	$21,905	$546,425	$10,200	$819,364

M. Rhem Wooten Jr., Executive Vice President	2015	$304,000	—	$929,321	$13,250	$1,246,571
	2014	$285,000	—	$687,459	$10,400	$982,859
	2013	$270,417	—	$546,425	$10,200	$827,042

(1)	Effective April 2016, the board determined that annual salaries would be increased to $619,500 for Mr. Eckel, $360,000 for Mr. Herron, $327,500 for Mr. Rose, $355,000 for Mr. Chuslo, $322,000 for Mr. McMahon and $343,500 for Mr. Wooten. Effective April 2015, the board determined that annual salaries would be increased to $544,500 for Mr. Eckel, $330,000 for Mr. Herron, $302,500 for Mr. Rose, $330,000 for Mr. Chuslo, $297,000 for Mr. McMahon and $313,500 for Mr. Wooten. In 2013 following our IPO and in 2014, the salary for each of Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten was $495,000, $295,000, $275,000, $300,000, $270,000 and $285,000, respectively.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of restricted shares of Common Stock computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 (Note 11, Equity). The March 2015 grants were valued at $18.28 per share and the September 2015 grants were valued at $17.22, in both cases, the closing price of our common stock on the NYSE on the date of grant. See Equity Incentive Plan and Grants of Plan-Based Awards below for additional information on share grants.
(3)	Other compensation includes 401(k) match of $13,250 for 2015, $10,400 for 2014 and $10,200 for 2013 for each officer and $8,131, $8,181 and $8,231 for 2015, 2014 and 2013, respectively of key man life insurance for Mr. Eckel, 60% of which is for the benefit of the Company.
(4)	Excludes for 2013 shares of common stock, limited partnership units (“OP units”) issued by Hannon Armstrong Sustainable Infrastructure Capital Partnership, LP (our “Operating Partnership”) and restricted stock units issued in connection with our formation transactions.

Narrative to Summary Compensation Table

We have entered into employment agreements with our NEOs which became effective at the closing of our IPO, providing for Mr. Eckel to serve as the chairman of our board of directors and as our chief executive officer and president, Mr. Herron to serve as our executive vice president and chief financial officer, Mr. Chuslo to serve as our executive vice president and general counsel, Mr. Wooten to serve as our executive vice president, Mr. Rose to serve as our senior vice president and chief investment officer and Mr. McMahon to serve as our senior vice president. In June 2015, Mr. Rose was appointed our executive vice president and chief operating officer and Mr. McMahon was appointed as an executive vice president.

The employment agreements with Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten have a term of four years. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least 90 days’ notice of non-renewal. These employment agreements require Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten to devote substantially all of their time to our affairs.

The employment agreements provide for:

•	an annual base salary of $495,000 for Mr. Eckel, $295,000 for Mr. Herron, $ 275,000 for Mr. Rose, $300,000 for Mr. Chuslo, $270,000 for Mr. McMahon and $285,000 for Mr. Wooten, subject to increases at the discretion of our board of directors or the Compensation Committee,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the Compensation Committee, which will be awarded at the discretion of the Compensation Committee,

•	participation in our long-term incentive program, as well as other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives, and

•	for Mr. Eckel only, payment of the premiums for a long-term disability insurance policy which provide benefits equal to at least 300% of his annual base salary.

Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten are eligible for annual bonuses for 2016 based on performance against goals established by the board. These goals relate to core earnings, origination targets and credit management, and in certain cases, individual performance. Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten will also be eligible for regular, annual grants of restricted stock, stock options or other awards pursuant to our Equity Incentive Plan described below.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or as a result of our notice of non-renewal of the applicable employment term, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	an amount equal to the sum of the executive’s then-current annual base salary plus the greater of his annual average bonus over the prior three years (or such fewer years with respect to which the executive received an annual bonus) and the executive’s target annual bonus for the year of termination, multiplied by three for Mr. Eckel, by two for each of Messrs. Herron, Chuslo, and Wooten, and by 1.5 for each of Messrs. Rose and McMahon,

•	for Mr. Eckel only, a prorated annual bonus based on the maximum annual bonus that the executive could have earned for the year of termination and the number of days employed in the year of termination,

•	health benefits for the executive and his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer, and

•	100% of the unvested stock or stock-based awards held by the executive will become fully vested and/or exercisable.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries will receive:

•	accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination,

•	for Mr. Eckel upon death or disability, and for Messrs. Herron, Rose, Chuslo, McMahon and Wooten, upon death only, his prorated annual bonus for the year in which the termination occurs,

•	for Messrs. Herron, Rose, Chuslo, McMahon and Wooten, upon disability only, the target annual bonus for the year in which the termination occurs,

•	health benefits for the executive and/or his eligible family members for two years following the executive’s termination of employment at the same level as in effect immediately preceding executive’s death or disability, and

•	for Mr. Eckel for all awards, and for Messrs. Herron, Rose, Chuslo, McMahon and Wooten, for the initial restricted stock awards granted upon completion of our IPO and for certain awards granted after such date based upon the terms of the applicable grant agreement, 100% of the unvested stock awards held by the executive will become fully vested and/or exercisable. For Messrs. Herron, Rose, Chuslo, McMahon and Wooten, if an award agreement does not otherwise provide for 100% vesting, all other outstanding unvested stock awards, if any, held by the executive, a prorated portion (based on the number of days until death or disability, as applicable, over 365) of any stock that would have vested for the year of the executive’s death or disability, as applicable, will become vested and/or exercisable and any remaining portion of such awards will be forfeited.

The employment agreement for Mr. Eckel includes the occurrence of a “change in control” (as defined in the employment agreement) in the definition of good reason such that the occurrence of a change in control will entitle Mr. Eckel to trigger the severance obligations for any reason following a change in control. The employment agreements for Messrs. Herron, Rose, Chuslo, McMahon and Wooten will provide for a modified definition of “good reason” following a change-in-control (as defined in the applicable employment agreement), and also provide for 100% of the unvested stock (or stock-based) awards held by the executive to become fully vested and/or exercisable upon the effective date of a change in control.

The employment agreements provide that if all, or any portion, of the payments provided under the employment agreements, either alone or together with other payments or benefits that the executive receives or is entitled to receive from us or an affiliate, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), then these payments may be reduced so that no portion of such compensation shall be subject to excise tax under the Internal Revenue Code.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and both non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of 12 months following termination of employment.

Equity Incentive Plan

We have adopted an equity incentive plan (our “Equity Incentive Plan”) to provide equity based incentive compensation to members of our senior management team, our independent directors, employees, advisers, consultants and other personnel. Unless terminated earlier or renewed, our Equity Incentive Plan will terminate ten years after its adoption, but will continue to govern unexpired awards. Our Equity Incentive Plan allows for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, restricted stock units, limited partner profit interests (“LTIP Units”) and other equity-based awards.

Our Equity Incentive Plan is administered by the Compensation Committee. The Compensation Committee, as appointed by our board of directors, has the full authority to (1) authorize the granting of awards to eligible persons, (2) determine the eligibility of directors, members of our senior management team, employees, advisors, consultants and other personnel to receive an equity award, (3) determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in our Equity Incentive Plan), (4) determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our Equity Incentive Plan), (5) prescribe the form of instruments evidencing such awards, (6) make recommendations to our board of directors with respect to equity awards that are subject to board approval and (7) take any other actions and make all other determinations that it deems necessary or appropriate in connection with our Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The Compensation Committee consists solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend for awards to be treated as performance-based compensation for purposes of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors.

Available Shares

Our Equity Incentive Plan provides for grants of stock options, shares of restricted common stock, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our Operating Partnership and other equity-based awards up to an aggregate of 7.5% of the shares of our Common Stock issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and LTIP units, into shares of Common Stock). If an award granted under our Equity Incentive Plan expires, is forfeited or terminates, the shares of our Common Stock subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under our Equity Incentive Plan after the tenth anniversary of April 23, 2013. As of April 15, 2016, we had aggregate outstanding grants of 1,861,422 shares of our restricted Common Stock under our Equity Incentive Plan, including 1,607,019 shares of our restricted common stock to our executive officers, 218,153 shares of our restricted common stock to other employees and 36,250 shares of our restricted common stock to our independent directors, all of which are subject to certain vesting requirements.

To the extent the Compensation Committee deems appropriate, it will establish performance criteria and satisfy such other requirements as may be applicable in order to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code.

Awards Under the Plan

Stock Options. The terms of specific stock options, including whether stock options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of a stock option shall be determined by the Compensation

Committee and reflected in the applicable award agreement. The exercise price with respect to stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under our Equity Incentive Plan) of the fair market value of our common stock on the date of grant. Each stock option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under our Equity Incentive Plan). Incentive stock options may only be granted to our employees and employees of our subsidiaries. Stock options will be exercisable at such times and subject to such terms as determined by the Compensation Committee. We may also grant stock appreciation rights, which are stock options that permit the recipient to exercise the stock option without payment of the exercise price and to receive shares of common stock (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the shares of our common stock with respect to which the stock option is being exercised over the exercise price of the stock option with respect to those shares. The exercise price with respect to stock appreciation rights may not be lower than 100% of the fair market value of our common stock on the date of grant.

Shares of Restricted Common Stock. A restricted stock award is an award of shares of common stock that are subject to restrictions on transferability and such other restrictions the Compensation Committee may impose at the date of grant. Grants of shares of restricted common stock will be subject to vesting schedules and other restrictions as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Except to the extent restricted under the award agreement relating to the shares of restricted common stock, a participant granted shares of restricted common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the shares of restricted common stock. Although dividends will be paid on shares of restricted common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock (unless otherwise provided in an award agreement), holders of shares of restricted common stock are prohibited from selling such shares until they vest.

Phantom Shares. A phantom share represents a right to receive the fair market value of a share of common stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of common stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the Compensation Committee or as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances (taking into account, without limitation, Section 409A of the Internal Revenue Code), permit a participant to receive as settlement of the phantom shares installment payments over a period not to exceed 10 years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Limited Partnership Units. A restricted limited partnership unit represents an OP unit or may include LTIP units that are structured as profits interests in the Operating Partnership, providing distributions to the holder of the award based on the achievement of specified levels of profitability by the Operating Partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the Operating Partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of the Operating Partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. The Compensation Committee will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.

Other Share-Based Awards. Our Equity Incentive Plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock), subject to terms and conditions established at the time of grant.

We have filed with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our Equity Incentive Plan.

Change in Control

Under our Equity Incentive Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding shares of common stock or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our stockholders; (3) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of directors at the beginning of such period, the “incumbent directors,” cease for any reason (other than due to death) to constitute at least a majority of the members of our board (for these purposes, any director whose election or nomination for election was approved or ratified by a vote of at least a majority of the incumbent directors shall be deemed to be an incumbent director); or (5) stockholder approval of a plan or proposal for our liquidation or dissolution.

Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Amendments and Termination

Our board of directors may amend, suspend, alter or discontinue our Equity Incentive Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient’s consent unless such amendments are required in order to comply with applicable laws. Our board of directors may not amend our Equity Incentive Plan without stockholder approval in any case in which amendment in the absence of such approval would cause our Equity Incentive Plan to fail to comply with any applicable legal requirement or NYSE or similar requirement, such as an amendment that would:

•	other than through adjustment as provided in our Equity Incentive Plan, increase the total number of shares of common stock reserved for issuance under our Equity Incentive Plan;

•	materially expand the class of directors, officers, employees, consultants and advisors eligible to participate in our Equity Incentive Plan;

•	reprice any stock options under our Equity Incentive Plan; or

•	otherwise require such approval.

Grants of Plan-Based Awards

The following grants of plan-based awards were made in 2014, 2015 and since January 1, 2016:

		Annual Award		Long Term Incentive Award
Name and Principal Position	Date	Shares(1)(4)	Vesting(1)	Shares(2)(4)	Vesting(2)
Jeffrey W. Eckel, Director, President and Chief Executive Officer	3/29/2016	33,333	3/5/2018	168,134	See Note 2
	3/17/2015	36,847	12/31/2016	180,260	See Note 2
	9/30/2015	6,751	12/31/2016
	4/10/2014	0	See Note 3	179,055	See Note 3

J. Brendan Herron, Executive Vice President and Chief Financial Officer	3/29/2016	18,777	3/5/2018	56,044	See Note 2
	3/17/2015	20,325	12/31/2016	39,570	See Note 2
	9/30/2015	1,676	12/31/2016
	4/10/2014	19,811	See Note 3	39,305	See Note 3

Nathaniel J. Rose, Executive Vice President and Chief Operating Officer	3/29/2016	17,212	3/5/2018	37,363	See Note 2
	3/17/2015	15,158	12/31/2016	29,677	See Note 2
	9/30/2015	1,250	12/31/2016
	4/10/2014	15,427	See Note 3	29,478	See Note 3

Steven L. Chuslo, Executive Vice President and General Counsel	3/29/2016	18,473	3/5/2018	37,363	See Note 2
	3/17/2015	18,610	12/31/2016	29,677	See Note 2
	9/30/2015	3,409	12/31/2016
	4/10/2014	20,147	See Note 3	29,478	See Note 3

Daniel K. McMahon, Executive Vice President	3/29/2016	16,717	3/5/2018	37,363	See Note 2
	3/17/2015	14,882	12/31/2016	29,677	See Note 2
	9/30/2015	1,227	12/31/2016
	4/10/2014	15,146	See Note 3	29,478	See Note 3

M. Rhem Wooten Jr., Executive Vice President	3/29/2016	18,507	3/5/2018	37,363	See Note 2
	3/17/2015	19,636	12/31/2016	29,677	See Note 2
	9/30/2015	1,619	12/31/2016
	4/10/2014	19,140	See Note 3	29,478	See Note 3

(1)	The annual awards, granted in March 2016 and 2015 respectively, were based on the performance of Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten compared to goals established by the board relating to the Company’s core earnings, achievement of leverage targets and credit management, and in certain cases, individual performance and other performance. A second smaller award was granted in 2015 related to the achievement of a certain performance target. The awards fully vest on the date shown. No cash bonuses were paid to these executives for 2015 and 2014 performance.
(2)	These awards, granted in March 2016 and 2015 respectively, are intended to provide longer-term incentives, including for future longer-term performance. The March 2016 long term incentive awards consist of two components: (i) 67% of the shares are considered performance-based awards that vest upon the later of March 5, 2019 and the achievement of dividend and earnings growth targets over a multi-year period and (ii) 33% of the shares are time-based awards that vest on March 5, 2019. The March 2015 awards are performance-based awards that vest upon the later of December 31, 2017 and the achievement of earnings growth targets over a multi-year period. The 2016 performance awards are subject to forfeiture if the targets are not achieved by March 2020.
(3)	The annual award shares granted in April 2014 vest in equal annual installments on June 1, 2015 and June 1, 2016. The April 2014 long term incentive awards vest upon the achievement of dividend growth targets over a multi-year period. As of December 31, 2015, the board determined the related performance targets had not yet been reached.
(4)	For the total dollar value of Stock Awards granted in 2015, see the Summary Compensation Table above.

Upon completion of our IPO, Messrs. Eckel, Herron, Rose, Chuslo, McMahon and Wooten were granted 265,524, 58,286, 43,714, 43,714, 43,714 and 43,714 shares of restricted common stock, The shares of restricted common stock vest in equal annual installments over four years beginning on April 23, 2014.

The following table summarizes all outstanding equity awards held by the NEOs on December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Common Stock That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market Value of Shares or Units of Common Stock That Have Not Vested ($)(2)
Jeffrey W. Eckel	—	—	—	—	—	535,675	$10,134,971
J. Brendan Herron	—	—	—	—	—	139,925	$2,647,381
Nathaniel J. Rose	—	—	—	—	—	105,134	$1,989,135
Steven L. Chuslo	—	—	—	—	—	113,105	$2,139,947
Daniel K. McMahon	—	—	—	—	—	104,694	$1,980,810
M. Rhem Wooten Jr.	—	—	—	—	—	111,837	$2,115,956

(1)	See “Grant of Plan-Based Awards” for information on vesting of the shares.
(2)	The market value shown is based on the closing price as of December 31, 2015 of $18.92.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors. No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries. Other than Mr. Eckel’s service both as an executive officer and as a member of our board of director, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2015, the total compensation of Jeffrey Eckel, our President and Chief Executive Officer of $4,634,349, as shown in the Summary Compensation Table above, (the “CEO Compensation”), was approximately 17.7 times the total compensation of a median employee calculated in the same manner of $261,632.

We identified the median employee using the annual base salary and expected bonus, as of December 31, 2015, plus any long term incentive stock awards granted in 2015 for all individuals, excluding our chief executive officer, who were employed by us on December 31, 2015, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). If such median employee’s total compensation was not comparable to the CEO Compensation, for example, because such median employee was hired at the end of the year and thus did not receive long term incentive stock awards in 2015, we used the next lower employee who was comparable as the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

Stock Ownership Guidelines for Named Executive Officers and Directors

In March 2016, our board adopted stock ownership guidelines for our NEOs and directors, which are intended to further align their interests with the interests of our stockholders. Under the guidelines, each NEO must hold an ownership stake in our Company that is significant in comparison to their base salary and each director must hold an ownership stake in the Company that is significant in comparison to the cash portion of their fees. The amount required to be retained is shown below:

•	Chairman, Chief Executive Officer and President: six times base salary;

•	all other NEOs: three times base salary; and

•	directors: five times the cash retainer.

Each NEO and director has five years to comply from the later of the date they become covered under this policy or the date the policy was adopted. Until the individual is in compliance, NEOs must retain 50%, and directors must retain 100%, of any equity grants. Stock ownership for the purpose of these guidelines includes stock, restricted stock and OP units held by the covered individual. As of April 15, 2016, each of our NEOs and Messrs. Cirilli, O’Neil and Osborne were in compliance with the stock ownership guidelines. Mr. Osgood and Ms. Brenner have until 2021 to achieve compliance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of our Company. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2015 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements for Officers and Directors

We have entered into indemnification agreements with members of our board of directors and our executive officers. These indemnification agreements provide indemnification to these persons by us to the maximum extent permitted by Maryland law and certain procedures for indemnification, including advancement by us of certain expenses relating to claims brought against these persons under certain circumstances.

EnergySource LLC

In December 2013, we recorded an allowance of $11.0 million on the remaining $11.8 million balance of a $24 million loan made in May 2013 to a wholly owned subsidiary of EnergySource LLC (“EnergySource”) to be used for a geothermal project. In November 2014, we entered into a Forbearance and Mutual Release Agreement with EnergySource under which in full satisfaction of the remaining balance of our loan, we would realize a portion of the proceeds from the sale of land held by EnergySource in an estimated amount of $0.8 million. As a result of this agreement, we charged off $9.8 million of the receivable against the allowance, resulting in a remaining allowance of $1.2 million. During the year ended December 31, 2015, we collected the $0.8 million balance, as a final recovery from the EnergySource loan and therefore, we charged off the remaining loan balance of $1.2 million against the allowance of $1.2 million. There was no effect on the statement of operations for this loan during the years ended December 31, 2015 and 2014. Certain of our executive officers and directors own an indirect minority interest in EnergySource following the distribution of the Predecessor’s ownership interest prior to our IPO.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 15, 2016 regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) our NEOs, (iii) our directors and (iv) all of our directors and NEOs as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Shares of Common Stock Beneficially Owned
Name(1)	Number	Percent(2)
Named Executive Officers and Directors:
Jeffrey W. Eckel	1,257,348	3.2%
J. Brendan Herron(3)	380,332	1.0%
Nathaniel J. Rose (4)	280,065	*
Steven L. Chuslo(5)	259,033	*
Daniel K. McMahon	240,674	*
M. Rhem Wooten Jr.(6)	289,075	*
Teresa M. Brenner(7)	3,533	*
Mark J. Cirilli(8)	52,417	*
Charles M. O’Neil	17,818	*
Richard J. Osborne	25,318	*
Steven G. Osgood	11,454	*
All directors and executive officers as a group (11 persons)	2,817,067	7.2%
5% or Greater Beneficial Owners:
T. Rowe Price Associates, Inc.(9)	3,512,812	9.0%
Wellington Management Group LLP(10)	3,162,254	8.1%
Blackrock, Inc.(11)	2,477,828	6.4%
Entities affiliated with Ardsley Advisory Partners (12)	1,566,600	4.0%

*	Represents beneficial ownership of less than 1%.
(1)	The address for each of the directors and officers named above is 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401.
(2)	Based on a total of 39,181,391 shares of our Common Stock and OP units outstanding as of April 15, 2016, which is comprised of 37,034,977 shares of Common Stock, 1,861,422 unvested shares of restricted Common Stock and 284,992 shares of Common Stock issuable upon redemption of OP units, which are or will be redeemable for cash or, at our option, exchangeable on a one-for-one basis into shares of our Common Stock. In addition, share amounts for all persons assume that all OP units held by the person are exchanged for shares of our Common Stock and that all unvested restricted stock vest. The total number of shares of Common Stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our Common Stock.
(3)	This amount includes 244,394 shares of Common Stock (including unvested restricted common stock) and 135,938 OP units.
(4)	This amount includes 10,000 shares held by the individual’s spouse.
(5)	This amount includes 4,700 shares held by the individual’s significant other.
(6)	This amount includes 27,655 shares held by the individual’s spouse.
(7)	On April 7, 2016, Teresa Brenner replaced Jackalyne Pfannenstiel as a member of our board of directors.
(8)	Consists of 50,565 shares of Common Stock (including unvested restricted common stock) and 1,852 OP units.
(9)

Based on information provided in a Schedule 13G filed on February 12, 2016, T. Rowe Price Associates, Inc. reported sole voting power with respect to 462,342 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 3,512,812 shares of Common Stock beneficially owned by it. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. T. Rowe Price Associates, Inc.’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(10)	Based on information provided in a Schedule 13G/A filed on February 11, 2016, Wellington Management Group LLP reported shared voting power with respect to 2,970,965 shares of Common Stock beneficially owned by it and shared dispositive power with respect to 3,162,254 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. The business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.
(11)	Based on information provided in a Schedule 13G/A filed on January 26, 2016, BlackRock, Inc. reported sole voting power with respect to 2,399,343 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 2,477,828 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.
(12)	Based on information provided in a Schedule 13G/A filed on February 16, 2016, the securities reported are beneficially owned by several limited partnerships for which Ardsley Advisory Partners acts as investment advisor and Ardsley Partners I acts as the general partner. Philip J. Hempleman is the managing partner of Ardsley Advisory Partners and Ardsley Partners I. As a result, Ardsley Advisory Partners, Ardsley Partners I and Mr. Hempleman reported shared voting and dispositive power with respect to 1,566,600 shares of Common Stock beneficially held by the limited partnerships for which Ardsley Advisory Partners acts as investment advisor and Ardsley Partners I acts as the general partner. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. The business address of Ardsley Advisory Partners, Ardsley Partners I and Mr. Hempleman is 262 Harbor Drive, Stamford, Connecticut 06902.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2017 Annual Meeting of Stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 16, 2016 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2017 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2017 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 16, 2016, but in no event earlier than November 16, 2016

Any such nomination or proposal should be sent to Steven L. Chuslo, our general counsel, executive vice president and secretary, at Hannon Armstrong Sustainable Infrastructure Capital, Inc., 1906 Towne Centre Blvd, Suite 370, Annapolis, Maryland 21401, and, to the extent applicable, must include the information and other materials required by our Bylaws.

Our board of directors know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail but may also be made by our directors, executive officers and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC., 1906 TOWNE CENTRE BLVD, SUITE 370, ANNAPOLIS, MARYLAND 21401.

By Order of the Board,

/s/ Jeffrey W. Eckel
Jeffrey W. Eckel
President and Chief Executive Officer

Annapolis, Maryland

April 15, 2016

ANNUAL MEETING OF STOCKHOLDERS OF

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

June 7, 2016

9:30 a.m. ET

GO GREEN

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IMPORTANT NOTICE OF AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card are available at:

http://www.astproxyportal.com/ast/18257

Please sign, date and mail

your vote authorization

form in the envelope

provided as soon as

possible.

i Please detach along perforated line and mail in the envelope provided. i

¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL NUMBER 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.	The election as directors of the nominees listed below (except as marked to the contrary below
								FOR	AGAINST	ABSTAIN
	☐	FOR ALL NOMINEES	O	Jeffrey W. Eckel		2.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
			O O	Teresa M. Brenner Mark J. Cirilli
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

			O	Charles M. O’Neil

		FOR ALL EXCEPT (See instructions below)	O	Richard J. Osborne		The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders and a Proxy Statement for the Annual Meeting of Shareholders, the terms of which are incorporated herein by reference, and the 2015 Annual Report to Shareholders.
	☐		O	Steven G. Osgood
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●						If this Proxy is properly executed, the votes entitled to be cast by the undersigned will be cast as directed or, if no direction is given, will be cast “FOR” the election of all of the nominees listed above, “FOR” item 2 and in the discretion of the Proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

					☐	I plan to attend the Annual Meeting		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy and date. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.                                 ¢

¢	¢

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

1906 Towne Centre Blvd., Ste. 370

Annapolis, MD 21401

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Hannon Armstrong Sustainable Infrastructure Capital, Inc., a Maryland corporation (“the Company”), hereby appoints Steven L. Chuslo and Jeffrey W. Eckel, or either of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at the Westin Annapolis Hotel located at 100 Westgate Circle, Annapolis, MD 21401, on June 7, 2016, at 9:30 a.m. eastern time, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given with respect to the meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST “FOR” THE ELECTION OF ALL OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD, “FOR” ITEM  2 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be signed on the reverse side)